Exhibit 99.2

CTI BioPharma Prices

Underwritten Public Offering of

$35 Million of Convertible Preferred Stock

SEATTLE, Wash., November 7, 2014—CTI BioPharma Corp. (“CTI”) (NASDAQ and MTA: CTIC) today announced the pricing of an underwritten public offering of 35,000 shares of its Series 21 Preferred Stock, offered at a price to the public of $1,000 per share of Series 21 Preferred Stock (the “Offering”). Each share of Series 21 Preferred Stock is convertible at the option of the holder, at any time, into 500 shares of common stock at a conversion price of $2.00 per share of common stock, for a total of 17.5 million shares of common stock. The shares of Series 21 Preferred Stock will automatically convert into shares of common stock in certain circumstances. Shares of the Series 21 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock, but would be entitled to a liquidation preference over the common stock in certain liquidation events. The Series 21 Preferred Stock will have no voting rights on general corporate matters.

The gross proceeds to CTI from this Offering are expected to be $35 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by CTI. CTI estimates that its net proceeds from the Offering after deducting commission and expenses and other estimated offering expenses payable by CTI will be approximately $32.8 million. CTI plans to use the net proceeds from this Offering to advance the commercialization of PIXUVRI® (pixantrone), accelerate the pre-commercial activities for pacritinib, expand the number of investigator-sponsored trials for pacritinib to diseases other than myelofibrosis and acute myeloid leukemia and support the advancement of tosedostat toward registration-directed trials, as well as for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital. The Offering is expected to close on or about November 13, 2014, subject to customary closing conditions.

Piper Jaffray & Co. is acting as sole book-running manager for the Offering. Roth Capital Partners, Ladenburg Thalmann & Co. Inc. and Janney Montgomery Scott LLC are acting as co-managers for the Offering.

The securities described above are being offered by CTI pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on August 29, 2012. The final prospectus supplement related to the Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the Offering, when available, may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, by email to prospectus@pjc.com, or by telephone at (800) 747-3924.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The shares of Series 21 Preferred Stock (and the shares of common stock into which each share of Series 21 Preferred Stock will be convertible) will not be offered, sold or distributed, directly or indirectly, in Italy in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”), unless an express exemption from compliance with the restrictions on offers to the public, including, without limitation, as provided under Article 100 of the

Financial Services Act and Article 34-ter of CONSOB Regulation No. 11971 of May 14, 1999, as amended, applies.

About CTI BioPharma Corp.

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI is headquartered in Seattle, Washington.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the completion, timing and size of its proposed Offering and use of proceeds from the Offering. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed Offering; risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that CTI may not obtain reimbursement for PIXUVRI in the various applicable countries, that the conditional marketing authorization for PIXUVRI may be withdrawn or may be subject to additional conditions, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib, tosedostat and CTI's other product candidates; and other risks, including, without limitation, competitive factors, technological developments, that CTI's operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI's average net operating burn rate may increase, and that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI's most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com